Exhibit 23, Form 11-K
Kansas City Life Insurance Company

Consent of Independent Registered Public Accounting Firm

The Administrative Committee of the Kansas City Life Insurance Company
Savings and Profit Sharing Plan:

We consent to the incorporation by reference in the registration statements (Nos. 333‑39714 and 333‑160490) on Form S‑8 of Kansas City Life Insurance Company, of our report dated June 29, 2015, with respect to the statements of net assets available for benefits of the Kansas City Life Insurance Company Savings and Profit Sharing Plan as of December 31, 2014 and 2013, the related statement of changes in net assets available for benefits for the year ended December 31, 2014, the supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2014, and the supplemental Schedule H, Line 4j - Schedule of Reportable Transactions for the year ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11‑K of the Kansas City Life Insurance Company Savings and Profit Sharing Plan.

/s/ KPMG LLP
KPMG LLP

Kansas City, Missouri
June 29, 2015